Exhibit 21
MATERIAL SUBSIDIARIES OF THE COMPANY

Name of Subsidiary	Jurisdiction of Incorporation
Osborn-International LTDA	Brazil
JPHI Holdings Inc.	Delaware
Jason Partners Holdings Inc.	Delaware
Jason Holdings, Inc. I	Delaware
Osborn-Unipol S.A.S.	France
Jason Holding GmbH	Germany
Jason GmbH	Germany
Dronco GmbH	Germany
Lea (Hong Kong) Int'l Ltd.	Hong Kong
Advance Wire Products, Inc.	Illinois
Assembled Products, Inc.	Illinois
Metalex Corporation	Illinois
Osborn Lippert Pvt. Ltd.	India
Promek Seating Systems Ltd.	Ireland
Agri Autoparts International Limited	Ireland
Janesville de Mexico S.A. de C.V.	Mexico
JacksonLea de Mexico S.A. de R.L. de C.V.	Mexico
Milsco de Mexico S. de R.L. de C.V.	Mexico
Servicios Administrativos JDM, S. de R.L. de C.V.	Mexico
JHPM S. de R.L. de C.V.	Mexico
Jason DM S. de R.L. de C.V.	Mexico
Jason Nevada, Inc.	Nevada
Jason International Holdings, Inc.	Nevada
Jason Ohio Corporation	Ohio
Shanghai JacksonLea Polishing Materials Co., Ltd.	People's Republic of China
JacksonLea Polishing Materials Co. Ltd.	People's Republic of China
Osborn-Unipol Lda	Portugal
Osborn International Srl	Romania
Jason Asia Holdings Pte. Ltd.	Singapore
Osborn Singapore Pte. Ltd.	Singapore
Osborn-Unipol S.L.	Spain
Osborn International AB	Sweden
Hsin Feng Chemical	Taiwan
Jason Holdings UK Ltd.	United Kingdom
Milsco Manufacturing UK Ltd.	United Kingdom
Jason UK Ltd.	United Kingdom
Webb Jarratt & Co. Ltd.	United Kingdom
Osborn-Unipol Ltd.	United Kingdom
Dronco Abrasives UK Ltd.	United Kingdom
Osborn de Venezuela	Venezuela
Jason Incorporated	Wisconsin